EXHIBIT 99.1
DIVIDEND PRESS RELEASE ON SEPTEMBER 22, 2006

Merrill Merchants Bancshares, Inc. Declares an Increase in Cash Dividend of 16%

Bangor, Maine, September 22, 2006: Edwin N. Clift, Chairman and Chief Executive Officer of Merrill Merchants Bancshares, Inc. (the "Company") (NASDAQ:MERB), the parent company of Merrill Merchants Bank, announced that the Company has declared a cash dividend of $.18 per share on the Company’s common stock for the third quarter of 2006. This is an increase of 16% over last year’s third quarter dividend. The cash dividend will be payable to all shareholders of record as of October 13, 2006, and will be paid on October 31, 2006.

The Company’s subsidiary, Merrill Merchants Bank is headquartered in Bangor, Maine. Merrill Merchants Bank provides consumer, commercial, and trust and investment services through its eleven locations in Central and Eastern Maine. The Bank is a “Preferred Lender” of the Small Business Administration.

For further information contact:
Edwin N. Clift, Chairman and Chief Executive Officer (eclift@merrillmerchants.com)
Deborah A. Jordan, Chief Financial Officer (djordan@merrillmerchants.com)
Merrill Merchants Bancshares, Inc.
www.merrillmerchants.com
(207) 942-4800